EXHIBIT 15


To the Board of Directors and Stockholders
  of Optical Coating Laboratory, Inc.
Santa Rosa, California

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended January 31, 1996 and 1995 as indicated in our report (which report makes reference to the report of other accountants), dated February 14, 1996. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended January 31, 1996, is incorporated by reference in Registration Statements
No. 33-41050, No. 33-26271, No. 33-12276, No. 33-48808, No. 33-65132,
and No. 33-60891 on Forms S-8 and Registration Statement No. 33-61177 and No. 33-65319 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

San Francisco, California
March 14, 1996